Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

December 23, 2011

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Contractual Expense Cap for Portfolios Listed on Exhibit A Hereto

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio listed on Exhibit A hereto so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.00% of the Portfolio’s average daily net assets on an annualized basis until May 1, 2013.

Very truly yours,

                         PRUDENTIAL INVESTMENTS LLC

                         By:___________________________

Name: Timothy S. Cronin
Title: Senior Vice President

AST Investment Services, Inc.

By:___________________________

Name: Timothy S. Cronin
Title: President

Exhibit A

AST Bond Portfolio 2015

AST Bond Portfolio 2016

AST Bond Portfolio 2017

AST Bond Portfolio 2018

AST Bond Portfolio 2019

AST Bond Portfolio 2020

AST Bond Portfolio 2021

AST Bond Portfolio 2022

AST Bond Portfolio 2023

AST Investment Grade Bond Portfolio